Exhibit 99.1

Scintilla Pharmaceuticals, a Subsidiary of Sorrento Therapeutics, to Acquire SCILEX Pharmaceuticals to Add a Late-Stage Asset to Bolster its Pain Management Business

SAN DIEGO, August 8, 2016 – Scintilla Pharmaceuticals, Inc. (“Scintilla”), a subsidiary of Sorrento Therapeutics, Inc. (NASDAQ: SRNE; “Sorrento”), has entered into a binding term sheet to acquire SCILEX Pharmaceuticals, Inc. (“SCILEX”). Scintilla’s lead program is resiniferatoxin (“RTX”) for the treatment of intractable cancer pain.

SCILEX, based in Malvern, PA, is engaged in the development and commercialization of products focused on the treatment of pain. SCILEX’s lead product candidate, ZTlido™ (lidocaine patch 1.8%), is a branded lidocaine patch formulation being developed for the treatment of postherpetic neuralgia, the chronic pain that sometimes develops with shingles. The patch technology can be adapted to other applications. In July 2015, SCILEX filed a new drug application (“NDA”) for ZTlido™. The SCILEX team is meeting with U.S. Food & Drug Administration (“FDA”) in the next few weeks in preparation of a planned NDA re-submission for a potential FDA action date in mid-2017. The direct costs for re-submission are estimated to be less than $3 million. In addition to ZTlido™, the SCILEX pipeline includes line extensions of ZTlido™ as well as other novel patch technologies in development.

The acquisition is contingent upon completion of each parties’ due diligence and other customary closing conditions. In consideration for the acquisition, SCILEX equity holders will receive up to $70 million in stock of Scintilla, following the next equity financing of Scintilla. Joseph Gunnar & Co., LLC provided a fairness opinion to Sorrento.

“The pending acquisition of SCILEX creates a unique business for Scintilla as a specialized pain management company with a potential near term commercial product in ZTlido™”, said Dr. Henry Ji, President and CEO of Sorrento. Dr. Ji added, “the contribution of SCILEX’s assets and experienced management team in combination with our RTX program immediately positions Scintilla with the pipeline and leadership to develop and commercialize new pain management solutions.” The SCILEX transaction represents a concrete step taken by Sorrento to focus on the development of high-impact clinical and near commercial-stage therapeutic products.”

“We are excited about the potential transaction with Scintilla”, stated Anthony Mack, CEO of SCILEX. “By combining Scintilla’s novel product candidate, RTX and our product candidate, ZTlido™, we believe we have a strong pain company with multiple later stage opportunities.”

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

About Scintilla Pharmaceuticals, Inc.

Scintilla Pharmaceuticals, is a subsidiary of Sorrento Therapeutics. Scintilla’s lead program is RTX for the treatment of opiate refractory cancer pain. The RTX program has been tested successfully in a Phase 1 - 2 clinical trial, and is scheduled to commence Phase 2 clinical trials in early 2017.

About SCILEX Pharmaceuticals, Inc.

SCILEX Pharmaceuticals, Inc., located in Malvern, PA, develops and brings branded pharmaceutical products to market using technologies that are designed to maximize quality of life for all. SCILEX is working to deliver the next generation of products that are responsible by design. The Company’s lead product candidate under development, ZTlido™ (lidocaine patch 1.8%), is a branded lidocaine patch formulation for the potential treatment of relieving the pain of postherpetic neuralgia, also referred to as after-shingles pain. For more information, visit www.scilexpharma.com. ZTlido™ is a trademark owned by SCILEX Pharmaceuticals, Inc. A proprietary name review by the FDA is planned.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the proposed acquisition of SCILEX and the timing and potential benefits of the transaction; a potential equity financing of Scintilla; the timing and outcomes of clinical trials and FDA actions and approvals for the RTX program and ZTlido™; statements regarding the cost and timing for re-submitting an NDA for the ZTlido™ product candidate, as well as the potential timing for approval of the NDA; expectations regarding the Scintilla’s and SCILEX’s technologies; expectations for Sorrento’s and its subsidiaries technologies and collaborations; and Scintilla’s prospects. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento’s and its subsidiaries’ technologies and prospects; risks related to ZTlido™; risks related to the completion of the proposed acquisition of SCILEX; risks related to seeking regulatory approvals and conducting clinical trials; and other risks that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

© 2016 Sorrento Therapeutics, Inc. All Rights Reserved.

Contacts:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com

Kevin Herde

Executive Vice President & Chief Financial Officer

Tel: (858) 210-3736

kherde@sorrentotherapeutics.com